Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty (60) Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

THE CRITICAL MINERALS TRUST

Disposition of Common Stock[1]	(3,887,565)	---	06/05/2026

SPRINGFIELD SIX ONE THREE LLC

Acquisition of Common Stock[1]	3,887,565	---	06/05/2026

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1 Represents a distribution of Shares from The Critical Minerals Trust to Springfield Six One Three LLC, its wholly-owned subsidiary.